UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

550 South Caldwell Street, Charlotte, North Carolina 28202
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: 980-636-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On March 18, 2013, Chiquita Brands International, Inc. filed its Annual Report on Form 10-K for the year ended December 31, 2012, which reflects a final adjustment to its valuation allowance on its deferred tax assets in the fourth quarter of 2012.

In its March 11, 2013 press release, the Company reported fourth quarter 2012 unaudited net loss of $335 million (diluted loss per share of $7.24) and full year 2012 unaudited net loss of $408 million (diluted loss per share of $8.85). The reported loss for the fourth quarter and full year 2012 included, among other significant non-cash charges as disclosed in our March 11, 2013 press release, a $130 million non-cash charge to income tax expense to establish a valuation allowance against all of its U.S. federal and state deferred tax assets.

The Company recorded an additional adjustment to reduce a valuation allowance on its foreign deferred tax assets by approximately $2.8 million. As a result, the Company reported a net loss of $405 million (diluted loss per share of $8.79) on its Form 10-K as filed, for the twelve months ended December 31, 2012.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth herein is furnished to the Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIQUITA BRANDS INTERNATIONAL, INC.

Date: March 18, 2013	By:	/s/ Joseph B. Johnson
Joseph B. Johnson
Vice President, Controller and
Chief Accounting Officer